CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

PUREDEPTH TECHNOLOGIES, INC.

(pursuant to Sections 228 and 242 of the
General Corporation Law of the State of Delaware)

PureDepth Technologies, Inc., a corporation organized and existing under the Delaware General Corporation Law, does hereby certify as follows:

FIRST: That this corporation’s original Certificate of Incorporation was filed with the office of the Delaware Secretary of State on March 16, 2006.

SECOND: That pursuant to action of this corporation’s board of directors, resolutions were duly adopted setting forth a proposed amendment to the corporation’s Certificate of Incorporation, declaring such amendment to be advisable. On May 3, 2006, the corporation’s stockholders duly approved the amendment to the Certificate of Incorporation in accordance with Sections 228 and 242 of the Delaware General Corporation Law of the State of Delaware.

THIRD: Article 1 of the Certificate of Incorporation is hereby amended and replaced in its entirety to reads follows:

Article 1
Name

The name of this corporation is “PureDepth, Inc.”

FOURTH: Article 4 of the Certificate of Incorporation is hereby amended and replaced in its entirety to reads follows:

Article 4
Share Capital

The total number of shares of capital stock which the corporation shall have authority to issue is 200,000,000, of which 190,000,000 shall be common stock having a par value of $.001 per share, and 10,000,000 shares shall be preferred stock having a par value of $.001 per share.

      The board of directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the board of directors, and as are not stated and expressed in the corporation’s Certificate of Incorporation, or any amendment thereto, including (without limiting the generality of the foregoing) the following:

(a) The designation of the number of shares of such series;

(b) The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock, whether such dividends may be paid in cash, shares of common stock or preferred stock or in assets of the corporation, and whether such dividends shall be cumulative or non-cumulative;

(c) Whether the shares of such series shall be subject to redemption by the corporation and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(d) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(e) Whether or not the shares of such series shall be convertible into or exchangeable for any other class or classes or for any other series of any class or classes or capital stock of the corporation and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

(f) To the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of directors or otherwise;

(g) The restrictions, if any, on the issue or reissue of any additional preferred stock;

(h) The rights of the holders of the shares of such series upon the dissolution or winding up of, or upon the distribution of assets of, the corporation.

IN WITNESS WHEREOF, this corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be duly executed by Fred Angelopoulos, its President and Chief Executive Officer, this 4th day of May, 2006.

PUREDEPTH TECHNOLOGIES, INC.

By:	/s/ Fred Angelopoulos
FRED ANGELOPOULOS
President and Chief Executive Officer